Exhibit 99.1

EUPRAXIA PHARMACEUTICALS INC.

AMENDED AND RESTATED STOCK OPTION PLAN

EFFECTIVE MARCH 9, 2021 AND AMENDED ON MAY 3, 2021 and OCTOBER 27, 2021

ARTICLE 1

INTRODUCTION AND INTERPRETATION

This Plan amends and restates in its entirety, as of the Effective Date, the Amended and Restated Stock Option Plan of the Company approved by the Board on September 27, 2015, as amended and restated on February 19, 2018 (the “Prior Plan”). Each Option granted under the Prior Plan will be governed solely by the terms and conditions of the Plan and the instrument evidencing such grant.

1.1	Purpose

The purpose of the Plan is to provide an incentive to the officers, employees, Consultants and other personnel of the Company or any of its subsidiaries to achieve the longer-term objectives of the Company; to give suitable recognition to the ability and industry of such persons who contribute materially to the success of the Company; and to attract to and retain in the employ of the Company or any of its subsidiaries, persons of experience and ability, by providing them with the opportunity to acquire an increased proprietary interest in the Company.

1.2	Definitions

In this Plan, the following terms have the following meanings:

(a)	“Administrative Agreement” has the meaning set forth in Section 2.2(a);

(b)	“affiliate” and “associate” have the meanings set forth in the Securities Act (British Columbia);

(c)	“Approval Date” has the meaning set forth in Section 4.1(b);

(d)	“Blackout Period” means a period of time during which the Optionee cannot exercise an Option, or sell shares, due to applicable policies of the Company in respect of insider trading;

(e)	“Board” means the board of directors of the Company as constituted from time to time;

(f)	“Business Day” any day that is not a Saturday, Sunday or holiday (as defined in the Interpretation Act (Canada)) in Vancouver, British Columbia;

(g)	“Change of Control” includes:

(i)

the acquisition whether directly or indirectly, by a person or company, or any persons or companies acting jointly or in concert (as determined in accordance with the Securities Act (British Columbia) and the rules and regulations thereunder) of voting securities of the Company which, together with any other voting securities of the Company held by such person or company or persons or companies, constitute, in the aggregate, more than 50% of all outstanding voting securities of the Company;

(ii)

an amalgamation, arrangement or other form of business combination of the Company with another company which results in the holders of voting securities of that other company holding, in the aggregate, 50% or more of all outstanding voting securities of the Company (including a merged or successor company) resulting from the business combination;

(iii)	the sale, lease or exchange of all or substantially all of the property of the Company to another person, other than in the ordinary course of business of the Company or to a related entity; or

(iv)	any other transaction that is deemed to be a “Change of Control” for the purposes of this Plan by the Board in its sole discretion.

(h)

“Committee” means the Compensation Committee for the Board, or such other persons as are designated by the Board, provided, however, that if no Compensation Committee is in existence at any particular time and the Board has not appointed another committee of the Board to administer the Plan, all references to the Plan to “Committee” shall at such time be in reference to the Board;

(i)

“Company” means Eupraxia Pharmaceuticals Inc. and its successors and assigns, and any reference in the Plan to action by the Company means action by or under the authority of the Board or the Committee;

(j)

“Consultant” means a person, other than an employee, executive officer, or director of the Company or of a related entity of the Company, that (a) is engaged to provide services to the Company or a related entity of the Company, other than services provided in relation to a distribution, for an initial, renewable or extended period of twelve months or more, (b) provides the services under a written contract with the Company or a related entity of the Company, and (c) spends or will spend a significant amount of time and attention on the affairs and business of the Company or a related entity of the Company; provided that for U.S. Optionees, “Consultant” shall mean consultant or adviser who provides bona fide services to the Company or affiliate as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the U.S. Securities Act;

(k)	“Effective Date” means March 9, 2021;

(l)	“Eligible Person” means any director, officer, employee, Consultant or other personnel of the Company (including any subsidiary of the Company);

(m)

“Exchange” means, collectively, the Toronto Stock Exchange, any successor thereto and any other stock exchange, inter-dealer quotation network or other organized trading facility through which the Shares trade or are quoted from time to time;

(n)	“Exercise Period” means the period of time during which the Optionee is permitted to exercise his Option;

(o)	“Exercise Price” means the price per Share at which the Optionee is entitled to purchase the underlying share or shares in the Company, subject to any adjustments pursuant to Section 7.2;

(p)

“Expiry Date” means the date designated by the Board at the time of grant on which the Option expires and is of no further force and effect, except in accordance with the provisions related to a Blackout Period described in Section 4.1(c);

(q)

“Fair Market Value” means, with respect to any particular date, the volume weighted average trading price of the Shares on the Toronto Stock Exchange for the five trading days immediately preceding the relevant date (or on any such other stock exchange, inter-dealer quotation network or other organized trading facility on which the Shares trade or are quoted from time to time). If the Shares are suspended from trading or have not traded on the Toronto Stock Exchange or another stock exchange, inter-dealer quotation network or other organized trading facility for an extended period, the Fair Market Value will be the fair market value of the shares as determined by the Board in its sole discretion acting in good faith and, with respect to U.S. Optionees, in accordance with Section 409A of the U.S. Code;

(r)	“Individual Limit” has the meaning set forth in Section 4.4;

(s)	“Insider” means an insider of the Company, as defined in the Securities Act (British Columbia), and any associate or affiliate of any such insider;

(t)	“ISO” means any Option designated and qualified as an “incentive stock option” as defined in Section 422 of the U.S. Code.

(u)

“Long-Term Disability” means a circumstance whereby the Company is able and elects, either under the terms of an employment contract or at common law, to terminate or consider frustrated the employment of an Optionee due to the Optionee’s long-term disability;

(v)	“Notice of Grant of Options” means a written notice from the Company to the Optionee evidencing a grant of Options made pursuant to the Plan;

(w)	“Option” means an option to purchase a Share granted under the Plan;

(x)	“Optionee” means an Eligible Person to whom an Option has been granted;

(y)	“Plan” means this Amended and Restated Stock Option Plan, including all Schedules hereto, as amended and restated from time to time in accordance with its terms;

(z)	“Plan Administrator” means the person or corporation appointed by the Company under Section 2.2 to provide administrative services in respect of the Plan;

(aa)

“Retirement” means a resignation from employment with the Company by an Optionee in circumstances the Committee, acting reasonably, deems to constitute retirement from employment, and not resignation to obtain alternate employment;

(bb)

“Shares” means a common share in the capital of the Company and any other share that may be added thereto or substituted therefore as a result of amendments to the articles of the Company, reorganization or otherwise, including any rights that form a part of the common share or substituted share;

(cc)	“Stock Exchange Rules” means the applicable rules of the Exchange;

(dd)	“subsidiary” has the meaning set forth in the Securities Act (British Columbia);

(ee)	“Successor Corporation” has the meaning set forth in Section 7.4;

(ff)	“Transaction” has the meaning set forth in Section 7.1;

(gg)	“U.S. Code” means the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder; and

(hh)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended.

1.3	Construction and Interpretation

(a)	In this Plan, all references to the masculine include the feminine; references to the singular shall include the plural and vice versa, as the context shall require.

(b)

The headings of all articles, sections and paragraphs in the Plan are inserted for convenience of reference only and shall not affect the construction or interpretation of the Plan. References to “Article” “Section” or “Paragraph” mean an article, section or paragraph contained in the Plan unless expressly stated otherwise.

(c)

In this Plan, “including” and “includes” mean including or includes, as the case may be, without limitation. The words “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions mean or refer to the Plan as a whole and not to any particular article, section, paragraph or other part hereof.

(d)

Whenever the Board or, where applicable, the Committee or any sub-delegate of the Committee is to exercise discretion in the administration of the terms and conditions of this Plan, the term “discretion” means the sole and absolute discretion of the Board, the Committee or sub-delegate of the Committee, as the case may be.

1.4	Effective Date

The Plan shall be effective as of the Effective Date and Options may be granted immediately thereafter, subject to receipt of all regulatory approvals. The Board shall review and confirm the terms of the Plan from time to time.

ARTICLE 2

PLAN ADMINISTRATION

2.1	Administration

The Plan shall be administered by the Board, which shall have the authority in its sole and absolute discretion to administer the Plan and to exercise (or delegate to the Committee the power to exercise) all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, all acting reasonably and in good faith and subject to and not inconsistent with the express provisions of this Plan. Where the Board has delegated a power or authority to the Committee, any reference to the Board in this Plan shall be deemed to be a reference to the Committee.

The powers and duties of the Board include, without limitation, the following:

(a)	the authority to grant Options;

(b)	to determine the number of Shares subject by each Option;

(c)	to determine the Exercise Price of each Option, subject to the provisions of this Plan;

(d)	to determine the Eligible Persons to whom, and the time or times at which, Options shall be granted;

(e)

to determine the time or times when Options will be granted, vested and exercisable (including any determination to accelerate the vesting of any Options granted hereunder) and determine the Expiry Date of an Option;

(f)	to determine if the Shares that are issuable on the exercise of an Option will be subject to any restrictions upon the exercise of such Option;

(g)	to establish policies and to adopt rules and regulations for carrying out the purposes, provisions and administration of the Plan;

(h)

to interpret and construe the Plan and to determine all questions arising out of the Plan and any Option granted pursuant to the Plan (and any such interpretation, construction or determination made by the Board shall be final, binding and conclusive for all purposes on the Company and the Optionee);

(i)

to determine and prescribe the terms and provisions of Notices of Grant of Options (which need not be identical) provided in connection with grants of Options and the form of documents or processes in respect of the exercise of Options;

(j)	to make all other determinations deemed necessary or advisable for the administration of the Plan; and

(k)	to appoint, in accordance with Section 2.2, one or more persons or corporations to perform the duties of the Plan Administrator under the Plan.

Without limiting the discretion conferred on the Board pursuant to this Section 2.1, the Board’s decision to approve the grant of an Option to an Eligible Person in any period shall not require the Board to approve the grant of an Option to any Eligible Person in any other period; nor shall the Board’s decision with respect to the size or terms and conditions of an Option grant in any period require it to approve the grant of Options of the same or similar size or with the same or similar terms and conditions to any Eligible Person in any other period. The Board shall not be precluded from approving the grant of an Option to any Eligible Person solely because such Eligible Person may previously have been granted an Option under this Plan or any other similar compensation arrangement of the Company.

2.2	Agreements

(a)	The Company may enter into an agreement or agreements with a person or corporation to perform the duties of the Plan Administrator as set out in this Plan (each, an “Administrative Agreement”).

(b)

The Company shall have the right at any time and from time to time, to remove from office the Plan Administrator under the Plan and to appoint another Plan Administrator in its stead in accordance with the terms of the relevant Administrative Agreement.

2.3	Shares Subject to Plan

Options may be granted in respect of authorized and unissued Shares, provided that the aggregate number of Shares reserved for issuance under this Plan, subject to adjustment or increase of such number pursuant to the provisions of Section 7.2, shall not exceed 18.5% of the number of issued and outstanding Shares (on a non-diluted basis) at the relevant time. Provided that such maximum number of Shares is not exceeded, following the exercise, expiration, cancellation or other termination of any Options under the Plan, a number of Shares equal to the number of Options or rights so exercised, expired, cancelled or terminated shall automatically become available for issuance in respect of Options that may subsequently be granted under the Plan. No fractional Shares may be purchased or issued under the Plan. In the event the number of Shares to be issued upon the exercise of an Option is a fraction, the Optionee will receive the next lowest whole number of Shares and will not receive any other form of compensation (cash or otherwise) for the fractional interest.

2.4	Conditions to Grant or Exercise

The Board may, in its discretion, require as conditions to the grant or exercise of any Option, that the Optionee shall have:

(a)

represented, warranted and agreed in form and substance satisfactory to the Company that he, she or it is acquiring and will acquire such Option and the Shares to be issued upon the exercise thereof or, as the case may be, is acquiring such Shares, for his, her or its own account, for investment and not with a view to or in connection with any distribution, that he, she or it has had access to such information as is necessary to enable him or her to evaluate the merits and risks of such investment and that he or she is able to bear the economic risk of holding such Shares for an indefinite period;

(b)

provided certain representations, warranties and certifications to the Company to satisfy the requirements of applicable securities laws, including, without limitation, exemptions from the registration requirements of the U.S. Securities Act and applicable state securities laws;

(c)

agreed to restrictions on transfer in form and substance satisfactory to the Company and to an endorsement on any option agreement or certificate representing the Shares making appropriate reference to such restrictions; and

(d)	agreed to indemnify the Company in connection with the foregoing.

2.5	Additional Requirements

Any Option granted under the Plan shall be subject to the requirement that, if at any time counsel to the Company shall determine that the listing, registration or qualification of the Shares subject to such Option upon any securities exchange or under any law or regulation of any jurisdiction, or the consent or approval of any securities exchange or any governmental or regulatory body, is necessary as a condition of, or in connection with, the grant or exercise of such Option or the issuance or purchase of Shares thereunder, such Option may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Board. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration, qualification, consent or approval. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of applicable securities law, including, without limitation, the U.S. Securities Act, the United States Securities Exchange Act of 1934, as amended, applicable U.S. state securities laws, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or consolidated stock price reporting system on which prices for the Shares are quoted at any given time.

ARTICLE 3

PLAN PARTICIPATION

3.1	Eligibility

Options may be granted only to Eligible Persons as the Board may determine, provided that no Eligible Person has any claim or right to be granted an Option; provided further, that for U.S. Optionees, Options may not be granted to employees, directors, officers or Consultants who are providing services only to any “parent” of the Company, as such term is defined in Rule 405 of the U.S. Securities Act, unless (i) the Shares underlying the Option is treated as “service recipient stock” under Section 409A of the U.S. Code or (ii) the Company has determined that such Options are exempt from or otherwise comply with Section 409A of the U.S. Code. In determining the Eligible Persons to whom Options may be granted and the number of Options granted to any Eligible Person, the Board may take into account such factors as it shall determine in its sole and absolute discretion.

3.2	Participation

Participation in the Plan by Eligible Persons is voluntary.

ARTICLE 4

GRANT OF OPTIONS

4.1	Grant of Options

Subject to, and except as herein and as otherwise specifically provided for in this Plan, the number of Shares subject to each Option, the Exercise Price, the Expiry Date of each Option, the extent to which each Option vests and is exercisable from time to time during the term of the Option and other terms and conditions relating to each such Option shall be determined by the Board; provided, however, that:

(a)	the Expiry Date of an Option shall be no later than the date which is ten years from the date of grant of such Option;

(b)	the date of grant of an Option shall be either the date on which such Option was approved by the Board (the “Approval Date”); and

(c)

other than for U.S. Optionees, notwithstanding Section 4.1(a), if the Expiry Date of an Option occurs during a Blackout Period applicable to the relevant Optionee, or within ten Business Days after the expiry of a Blackout Period applicable to the relevant Optionee, then the Expiry Date for the Option shall be the date that is the tenth Business Day after the expiry of the Blackout Period (the “Blackout Expiry Date”).

4.2	Notice of Grant of Options

Each Option granted under the Plan shall be subject to the terms and conditions of the Plan and evidenced by a Notice of Grant of Options and such other terms and conditions as the Board, in its discretion, shall establish. The form of Notice of Grant of Options is attached hereto as Schedule “A”.

4.3	Exercise Price

The Exercise Price for Shares that are subject to any Option shall in no circumstances be lower than the Fair Market Value, calculated in accordance with the terms of the Plan at the date of grant of the Option.

ARTICLE 5

EXERCISE OF OPTIONS

5.1	Exercise

Subject to the provisions of the Plan, an Option may be exercised from time to time by delivery to the Plan Administrator or, if no Plan Administrator is appointed pursuant to the Plan, to the Company, a written notice of exercise specifying the number of Shares with respect to which the Options are being exercised and accompanied by payment in full, by way of cash, cheque or other form of payment acceptable to the Company, of (a) the Exercise Price of the Shares to be purchased and (b) an amount for any tax withholding or remittance obligations of the Optionee or the Company arising under applicable law (or by entering into some other arrangement acceptable to the Company). Certificates or other evidence of ownership for such Shares shall be issued and delivered to the Optionee within a reasonable time following the receipt of such notice and payment.

If, as and when any Shares have been duly purchased and paid for under the terms of an Option, and all conditions relating to the exercise of an Option have been fulfilled to the satisfaction of the Board, such Shares shall be conclusively deemed allotted and issued as fully paid and non-assessable Shares at the price paid therefor.

Notwithstanding the above, the Company may implement (or cause to have implemented) such systems and procedures (including systems and procedures operated by the Plan Administrator) from time to time to facilitate the exercise of Options pursuant to this Plan and shall provide Optionees with all necessary details regarding such systems and procedures to facilitate the exercise of Options from time to time in accordance with their terms.

Notwithstanding any of the provisions of the Plan, any Notice of Grant of Options or any Option, the Company’s obligation to issue Shares to an Optionee pursuant to the exercise of any Option shall be subject to:

(a)

completion of such registration or other qualification of such Shares or obtaining approval of such governmental or regulatory authority as the Company shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

(b)	the admission of such Shares to listing on any stock exchange on which the Shares may then be listed;

(c)

the receipt from the Optionee of such representations, warranties, agreements and undertakings, as the Company determines is necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction; and

(d)	the satisfaction of any conditions on exercise prescribed pursuant to the provisions hereof.

5.2	Net Settlement of Options

In lieu of exercising an Option as provided in Section 5.1 hereof, with the prior written approval of the Board, which may be granted or withheld in its sole discretion, an Optionee or the legal personal representative(s) of such Optionee may elect to transfer, surrender and dispose of a specified number of Options (other than ISOs) to the Company in exchange for a number of Shares having a fair market value equal to the intrinsic value of such Options disposed of and transferred to the Company (the “Net Settlement”) by completing the Notice of Net Settlement set out as Schedule “B”. The decision of whether or not to permit Net Settlement for any Option is in the sole discretion of the Board and will be made on a case by case basis. Upon the Net Settlement of Options (the “Disposed Options”), the Company shall, subject to section 9.6 hereof, deliver to the Optionee, that number of fully paid and non-assessable Shares (“X”) equal to the number of Disposed Options (“Y”) multiplied by the quotient obtained by dividing the result of the Fair Market Value of one Share, as at the date of exercise (“B”) less the Exercise Price per Share (“A”) by the Fair Market Value of one Share as determined as at the date of exercise (“B”). Expressed as a formula, such number of Shares shall be computed as follows:

X = (Y) x	(B - A)
(B)

No fractional Shares shall be issuable upon the net settlement of options, such Shares to be rounded down to the nearest whole number. Upon the occurrence of the foregoing, the number of Shares underlying the Options disposed of shall be deducted from the number of Shares reserved for issuance under the Plan.

5.3	Blackout Period

No Option shall be exercised pursuant to this Article 5 during a Blackout Period.

ARTICLE 6

TERMINATION OF EMPLOYMENT

6.1	No Right to Exercise After Termination

Subject to Sections 6.2, 6.3 and 6.4 hereof, or to any express resolution or other determination by the Board with respect to an Option or the terms of any Notice of Grant of Options, an Option, and all rights to purchase Shares pursuant thereto, shall expire and terminate immediately upon the Optionee ceasing to actively provide services to the Company in his or her capacity as a director, an officer, employee or Consultant of the Company, as the case may be.

6.2	Termination Other than for Retirement, Long-Term Disability, Death or Just Cause

Subject to any express resolution or other determination by the Board with respect to an Option or the terms of any Notice of Grant of Options, if, before the Expiry Date of an Option, the employment of the Optionee by the Company is terminated by either party for any reason whatsoever, other than death, Retirement, Long-Term Disability or termination for cause, such Option may, subject to the terms thereof (including the vesting provisions thereof) and any other terms of the Plan, be exercised by the Optionee, at any time within 60 days of the termination of such Optionee’s active employment or other service with the Company, but in any case prior to the Expiry Date of the Option in accordance with the terms thereof and only to the extent the Optionee was entitled to exercise the Option on the date of termination. For greater certainty, the termination of active employment shall be the last day an Eligible Person provides actual service to the Company pursuant to a written notice of termination and does not include any subsequent common law or contractual notice period.

6.3	Termination Due to Retirement or Long-Term Disability

If, before the Expiry Date of an Option in accordance with the terms thereof, the employment of the Optionee by the Company is terminated by reason of Retirement or as a result of Long-Term Disability, unless the Board determines otherwise, all Options held by such Optionee which have vested in accordance with their terms may be exercised at any time within one year following the date of Retirement or termination of the Optionee as a result of a Long-Term Disability or prior to the Expiry Date, whichever is earlier. Options held by an Optionee whose employment has been terminated by reason of Retirement or as a result of Long-Term Disability shall continue to vest in accordance with their terms until the earlier of the date which is one year following the date of Retirement or termination of the Optionee as a result of Long-Term Disability and the Expiry Date.

6.4	Death of the Optionee

If, before the Expiry Date of an Option in accordance with the terms thereof, the employment of the Optionee by the Company is terminated by reason of death, unless the Board determines otherwise, all outstanding Options held by such Optionee shall become fully vested and may be exercised by the legal personal representative(s) of the estate of the Optionee (including such part, if any, thereof which, but for this Section 6.4, would not otherwise be able to be exercised) at any time within one year following the date of death of the Optionee or prior to the Expiry Date, whichever is earlier, and only to the extent the Option was entitled to exercise the Option on the date of death.

6.5	No Right of Transfer

Subject to Section 6.4 in the case of the death of an Optionee, an Option granted to an Optionee, and the right to receive Shares pursuant thereto, is personal to such Optionee. Except as otherwise provided in this Plan, no assignment, sale, transfer, pledge or charge of an Option, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Option whatsoever in any assignee or transferee and, immediately upon any assignment, sale, transfer, pledge or charge or attempt to assign, sell, transfer, pledge or charge, such Option shall terminate and be of no further force or effect.

6.6	Transfer Not Termination for Plan Purposes

A transfer of employment or services between the Company and a subsidiary or affiliate of the Company or between subsidiaries or affiliates of the Company shall not be considered an interruption or termination of the employment or services of an Optionee by the Company for any purpose of the Plan, and Options shall not be affected by any such transfer of employment or services.

6.7	Change in Employment

Options shall not be affected by any change of employment of the Optionee or by the Optionee ceasing to be a director, an officer or Consultant of the Company where the Optionee at the same time continues to be an Eligible Person.

ARTICLE 7

BUSINESS COMBINATIONS AND CERTAIN ADJUSTMENTS

7.1	Business Combinations

Subject to Section 7.3, if, during the term of an outstanding Option, the Company completes any transaction which results in a Change of Control (referred to as a “Transaction”) all unvested Options shall vest immediately prior to such completion. In the event of a Transaction where outstanding Options are assumed, substituted or continued by the Company’s successor, if within 90 days or such other period of time that the Board determines following the date of the completion of the Transaction an event or events that would constitute a “constructive dismissal” (as such term is defined pursuant to the common law) occur with respect to an Optionee, and within 90 days or such other period of time that the Board determines following the date of such “constructive dismissal” such Optionee’s employment with the Company is terminated (whether at the discretion of the Optionee or otherwise), each Option then held by the Optionee shall remain exercisable for a period of 90 days or such other period of time that the Board determines from the date of such termination of employment, but not later than the end of the Expiry Date, and thereafter any such Option shall expire.

Notwithstanding the foregoing, with respect to any performance-based Options granted under the Plan, vesting of an Option shall be dependent on achievement of the applicable performance criteria as of the date of the completion of the Transaction and/or be prorated to the date of the completion of the Transaction, as applicable.

7.2	Adjustments

Appropriate adjustments as regards Options granted or to be granted, in the number of Shares optioned and in the Exercise Price, shall be made by the Board to give effect to adjustments in the number of Shares resulting from subdivisions, consolidations or reclassifications of the Shares, or other relevant changes in the Company. The appropriate adjustment in any particular circumstance shall be conclusively determined by the Board in its sole discretion, subject to approval by the shareholders and to acceptance by the Exchange, respectively, if applicable.

7.3	No Limitation on Ability to Accelerate

Nothing in this Article 7 shall in any way affect or derogate from the ability of the Board to accelerate the vesting of Options at any time in its sole discretion as provided for in Section 2.1(e).

7.4	Other Adjustments

If at any time after the grant of an Option to any Optionee and prior to the Expiry Date of such Option, the Shares shall be reclassified, reorganized or otherwise changed, otherwise than as specified in Section 7.2 or, subject to the provisions of Section 7.1 hereof, the Company shall consolidate, merge or amalgamate with or into another corporation (the corporation resulting or continuing from such consolidation, merger or amalgamation being herein called the “Successor Corporation”) the Optionee shall be entitled to receive upon the subsequent exercise of his, her or its Option in accordance with the terms hereof and shall accept in lieu of the number of Shares to which he, she or it was theretofore entitled upon such exercise but for the same aggregate consideration payable therefor, the aggregate number of shares of the appropriate class and/or other securities of the Company or the Successor Corporation (as the case may be) and/or other consideration from the Company or the Successor Corporation (as the case may be) that the Optionee would have been entitled to receive as a result of such reclassification, reorganization or other change or, subject to the provisions of Section 7.1 hereof, as a result of such consolidation, merger or amalgamation, if on the record date of such reclassification, reorganization or other change or the effective date of such consolidation, merger or amalgamation, as the case may be, he or she had been the registered holder of the number of Shares to which he or she was theretofore entitled upon such exercise.

ARTICLE 8

AMENDMENT OR TERMINATION OF THE PLAN

8.1	Amendment and Termination of the Plan

Subject to Sections 8.2, 8.3 and 8.4, the Board may, at any time and from time to time, without the approval of the holders of Shares or any other voting securities of the Company, suspend, discontinue or amend the Plan or an Option. Without limiting the generality of the foregoing, but subject to Sections 8.2, 8.3 and 8.4, the Board may:

(a)

make any amendment of a typographical, grammatical, clerical or administrative nature or clarification correcting or rectifying any ambiguity, immaterial inconsistency, defective provision, mistake, or error or omission in this Plan or any Option;

(b)

make any addition to, deletion from or alteration of the provisions of this Plan or any Option that are necessary to comply with applicable law or the requirements of any regulatory or governmental agency or applicable stock exchange and to avoid unanticipated consequences deemed by the Board to be inconsistent with the purpose of this Plan; or

(c)	make any amendments to clarify existing provisions of this Plan or any Option provided that such changes do not have the effect of altering the scope, nature and intent of this Plan or any Option.

8.2	Amendments Requiring Shareholder Approval

To the extent required by the Stock Exchange Rules, notwithstanding Section 8.1, the Board may not, without the approval of the holders of a majority of Shares and other voting securities of the Company present and voting in person or by proxy at a meeting of shareholders of the Company (“Shareholder Approval”), amend the Plan or an Option to:

(a)	increase the maximum number of Shares issuable pursuant to the Plan;

(b)	make any amendment that would reduce the Exercise Price of an outstanding Option (including a cancellation and reissue of an Option that constitutes a reduction of the Exercise Price);

(c)

extend the Expiry Date of any Option granted under the Plan beyond the Expiry Date of the Option determined at the date of grant in accordance with the Plan, except as provided for in Section 4.1 with respect to an Expiry Date that occurs during a Blackout Period; provided, that for U.S. Optionees, the Board may not, with or without Shareholder Approval, extend the Expiry Date of any Option granted under the Plan beyond the Expiry Date of the Option determined at the date of grant in accordance with the Plan;

(d)	expanding the categories of individuals contained in the definition of “Eligible Person” who are eligible to participate in the Plan; or

(e)

amend the Plan to permit the transfer or assignment of Options, except to permit a transfer to a family member, an entity controlled by the holder of the Options or a family member, a charity or for estate planning or estate settlement purposes unless the change to the Plan or an Option results from the application of Article 7. In addition, for U.S. Optionees, to the extent determined by the Plan Administrator to be required by the U.S. Code to ensure that ISOs granted under the Plan are qualified under Section 422 of the U.S. Code, Plan amendments shall be subject to Shareholder Approval.

8.3	No Adverse Effect

Unless an Optionee otherwise agrees, the Board may not suspend, discontinue or amend the Plan or amend any outstanding Option in a manner that would materially and adversely alter or impair any Option previously granted to an Optionee under the Plan, and any such suspension, discontinuance or amendment of the Plan or amendment to an Option shall apply only in respect of Options granted on or after the date of such suspension, discontinuance or amendment. No suspension, discontinuance or amendment of the Plan or amendment of an Option may contravene the requirements of the Exchange or any securities commission or regulatory body to which the Plan, the Option or the Company is now or may hereafter be subject.

8.4	No Amendment to Article 8

The Board may not amend any provision of this Article 8 without the approval of the holders of a majority of Shares and other voting securities of the Company present and voting in person or by proxy at a meeting of Shareholders.

ARTICLE 9

ACCOUNTS, NOTICES AND MISCELLANEOUS PROVISIONS

9.1	Accounts and Statements

The Plan Administrator (or if none is appointed, the Company) shall maintain records of the details of each Option granted to each Optionee under the Plan. Upon request therefor from an Optionee and at such other times as the Company shall determine, the Plan Administrator (or if none is appointed, the Company) shall furnish the Optionee with a statement setting forth details of his, her or its Options. Such statement shall be deemed to have been accepted by the Optionee as correct unless written notice to the contrary is given to the Plan Administrator (or if none is appointed, the Company) within 10 days after such statement is given to the Optionee.

9.2	Notices

Any payment, notice, statement, certificate or other instrument required or permitted to be given to an Optionee or any person claiming or deriving any rights through him shall be given by:

(a)	delivering it personally to the Optionee or the person claiming or deriving rights to the Optionee, as the case may be;

(b)	mailing it, postage paid (provided that the postal service is then in operation) or delivering it to the address which is maintained for the Optionee in the Company’s personnel records; or

(c)	facsimile, e-mail or other similar means of electronic communication.

9.3	Address

Any payment, notice, statement, certificate or instrument required or permitted to be given to the Plan Administrator or the Company, as the case may be, shall be given by mailing it, postage prepaid (provided that the postal service is then in operation) or delivering it to the Plan Administrator or the Company, as the case may be, at the following address:

Eupraxia Pharmaceuticals Inc.

201 – 2067 Cadboro Bay Road

Victoria, BC V8R 5G4

Attention:   Chief Financial Officer

Facsimile:   250-590-2588

9.4	Date of Delivery

Any payment, notice, statement, certificate or instrument referred to in Sections 9.2 or 9.3, if delivered, shall be deemed to have been given or delivered, on the date on which it was delivered; if faxed, e-mailed or sent by other means of recorded electronic communication, shall be deemed to have been given or delivered, on the date of faxing, e-mailing or sending by other means of electronic communication, provided that such date is a business day and the communication is so faxed, e-mailed or sent before 4:30 p.m. on such date at the place of receipt, otherwise, such communication shall be deemed to have been given and delivered on the next following business day; or, if mailed (provided that the postal service is then in operation), shall be deemed to have been given or delivered on the second business day following the date on which it was mailed.

9.5	Shareholder and Regulatory Approval

The Plan (and any amendments thereto as required under Article 8) shall be subject to such future approvals of the shareholders of the Company and any stock exchange upon which the Shares trade from time to time as may be required under the terms of the Plan or such stock exchange from time to time. Any Options granted on terms requiring such approval shall be conditional upon such approval being given and no such Options may be exercised until such approval is given.

9.6	Withholding Taxes

Notwithstanding anything else in this Plan, the Company may take such steps as are considered necessary or appropriate for the withholding of any taxes which the Company is required by any law or regulation of any governmental authority whatsoever to withhold in connection with any Share including, without limiting the generality of the foregoing, the withholding of all or any portion of any payment or the withholding of the issue of Shares to be issued under the Plan, until such time as the Eligible Person has paid the Company for any amount which the Company is required to withhold with respect to such taxes or other amounts. Without limitation to the foregoing, the Board may adopt administrative rules under the Plan which provide for the sale of Shares (or a portion thereof) in the market upon the issuance of such Shares under the provisions of the Plan to satisfy withholding obligations under the Plan.

9.7	U.S. Tax Considerations

The terms of the Plan and Options granted hereunder to Eligible Persons subject to taxation under the U.S. Code (“U.S. Optionees”), shall be determined by taking into consideration Schedule C to the Plan setting forth special provisions applicable to such persons.

9.8	No Right of Ownership

Any holder of an Option shall not possess any rights of ownership as a shareholder of the Company with respect to any of the Shares covered by such Option including, for greater certainty and without limitation, the right to receive dividends on such Shares and the right to exercise voting rights in respect of such Shares, until such holder shall have exercised such Option in accordance with the terms of the Plan and the issuance of the Shares by the Company.

9.9	No Right of Continued Employment or Service

Nothing in the Plan, any Notice of Grant of Options or any Option shall confer upon any Optionee any right to continue in the employ or service of the Company or any of its subsidiaries or affect in any way the right of the Company or any of its subsidiaries to terminate his or her employment or service at any time; nor shall anything in the Plan or any Option be deemed or construed to constitute an agreement, or any expression of intent, on the part of the Company or any of its subsidiaries to extend the employment or service of any Optionee beyond the time that he or she would normally be retired pursuant to the provisions of any present or future retirement plan of the Company or any of its subsidiaries, or any present or future retirement policy of the Company or any of its subsidiaries, or beyond the time at which he or she would otherwise be retired pursuant to the provisions of any contract of employment or other service relationship of the Company or any of its subsidiaries.

9.10	Expenses

All expenses in connection with the Plan shall be borne by the Company.

9.11	Governing Law

This Plan shall be governed by, construed and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

9.12	Severability

If any provision of the Plan or part hereof is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part thereof.

NOTICE OF GRANT OF STOCK OPTIONS

TO:     [•] (the “Optionee”)

FROM:    Eupraxia Pharmaceuticals Inc. (the “Company”)

DATE:    [•]

The Company hereby notifies the Optionee as follows:

1.

The Company hereby grants to the Optionee, subject to the terms and conditions set forth in this Notice and the stock option plan of the Company (the “Plan”), the right to purchase the following number of common shares in the capital of the Company (the “Shares”) at the following exercise price on or after the following vesting date(s) and prior to the close of business on the following expiry date:

#of Shares	Exercise Price			Vesting Date(s)		Expiry Date
[•]	$	[	•]	[	•]	[	•]

2.

On the close of business on the expiry date set forth in Paragraph 1 above, the stock options granted hereby (the “Options”) shall expire and automatically terminate and be of no further force and effect.

3.

The Optionee acknowledges receipt of a copy of the Plan and hereby agrees that the terms and conditions of the Plan, including the provisions related to the vesting and expiry of stock options, shall govern the Options granted hereby, including all amendments or adjustments to the Plan or otherwise consented to by the Optionee.

4.	All Options reflected in this Notice shall be personal to the Optionee and shall not be assignable or otherwise transferable except by will or the laws of descent and distribution.

5.

This Notice shall supersede and replace all prior agreements and understandings, oral or written, between the Company and the Optionee regarding the grant and terms of the Options, including without limitation any terms or conditions related to the vesting and exercise of Options in any written contract of employment between the Company and Optionee.

EUPRAXIA PHARMACEUTICALS INC.

By: [•] Title: [•]	By: [•] Title: [•]

SCHEDULE “B”

STOCK OPTION PLAN

NOTICE OF NET SETTLEMENT

TO:	The Plan Administrator, Stock Option Plan

The undersigned hereby requests, pursuant to the Eupraxia Pharmaceutical Inc. (the “Company”) stock option plan (the “Plan”), the Company accept the transfer, disposition and surrender to the Company of the right to exercise ______________ Options in exchange for, subject to the terms of the Plan and the Options, the number of Shares representing the fair market value of the Options disposed of and transferred to the Company pursuant to the net settlement provisions set out in section 5.2 of the Plan (the “Net Settlement Provisions”).

The undersigned, subject to the terms of the Plan and the Options, is requesting to receive the fair market value of the Options in Shares pursuant to the Net Settlement Provisions.

The undersigned directs the Company to issue the certificate evidencing said Shares in the name of the undersigned to be mailed to the undersigned at the following address:

By executing this Notice of Net Settlement, the undersigned hereby confirms that the undersigned has read the Plan and agrees to be bound by the provisions of the Plan. All terms not otherwise defined in this Notice of Net Settlement will have the meanings given to them under the Plan.

DATED the ____ day of ____________, 20__.

Signature of Witness	Signature of Participant

Name of Witness (please print)	Name of Participant (please print)

SCHEDULE “C”

Special Provisions Applicable to Optionees Subject to taxation under the United States Internal Revenue Code

This special appendix sets forth special provisions of the Plan that apply to Optionees subject to taxation under the United States Internal Revenue Code of 1986, as amended.

1. Definitions

For purposes of this Schedule “C”:

1.1	“Code” means the United States Internal Revenue Code of 1986, as amended.

1.2	“Section 409A” means Section 409A of the Code and any applicable regulatory guidance issued thereunder.

1.3	“US Optionee” means an Optionee whose compensation from the Company or its subsidiaries is subject to taxation under the Code.

2. Compliance with Section 409A

2.1

In General. Notwithstanding any provision of the Plan to the contrary, it is intended that with respect to any US Optionee, such US Optionee’s participation in the Plan shall be exempt from Section 409A and in a manner which does not subject the US Optionee’s interests in the Plan to accelerated or additional tax under Section 409A (and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A). If any grant to a US Optionee or exercise, dividend or distribution hereunder could cause the application of accelerated or additional tax under Section 409A, such grant, exercise, dividend or distribution shall be deferred if and to the extent deferral will make such grant, exercise, dividend or distribution compliant with Section 409A; otherwise such grant, exercise, dividend or distribution shall be restructured, to the extent possible, in a manner determined by the Board that does not cause such an accelerated or additional tax. Each US Optionee is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such US Optionee in connection with the Plan (including any taxes and penalties under Section 409A), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold such US Optionee (or any beneficiary) harmless from, nor does the Company nor any of its affiliates otherwise make any representation or guarantee with respect to treatment or consequences resulting from, any or all of such taxes or penalties.

2.2

Modification of Options. Notwithstanding any provision of the Plan to the contrary and with respect to any US Optionee, no Option may exercised following the 10th anniversary of the date of grant or original Expiry Date, if shorter.

2.3

Exercise Price: Notwithstanding any other provision of the Plan, so long as at the time of the grant of an Option the Shares are “readily tradable” as determined under United States Treasury Regulation Section 1.409A-1(b)(5)(vi)(G), the Exercise Price shall be the closing sale price of the Shares reported on the primary securities exchange on which the Shares are listed on the last business day on which such exchange is open for trading prior to the date of grant of such Option, and if at the time of grant the Shares are not “readily tradable” as determined under United States Treasury Regulation Section 1.409A-1(b)(5)(vi)(G), the Exercise Price shall be determined by the reasonable application of a reasonable valuation method in accordance with Treasury Regulation Section 1.409A-1(b)(5)(iv)(B).

3. Adjustments to Options.

3.1

Notwithstanding the Plan or any provision of the Notice of Grant of Options to the contrary, in connection with any adjustment to the Options, the number of Shares deliverable on the exercise of an Option held by a US Optionee and the Exercise Price of an Option held by a US Optionee shall be adjusted in a manner intended to keep the Options exempt from Section 409A.

4. Incentive Stock Options. Any Option granted under the Plan to a US Optionee may be an ISO within the meaning of Section 422 of the Code, but only if so designated by the Company in the agreement evidencing such Option. No provision of this Plan, as it may be applied to a US Optionee with respect to Options which are designated as ISOs, shall be construed so as to be inconsistent with any provision of Section 422 of the Code or the Treasury Regulations thereunder. Grants of Options to US Optionees which are not designated as or otherwise do not qualify as ISOs will be treated as nonstatutory stock options for U.S. federal tax purposes. Notwithstanding anything in this Plan contained to the contrary, the following provisions shall apply to ISOs granted to each US Optionee:

4.1	ISOs shall only be granted to individual US Optionees who are, at the time of grant, employees of the Company within the meaning of the Code;

4.2

The aggregate fair market value (determined as of the time an ISO is granted) of the Shares subject to ISOs exercisable for the first time by a US Optionee during any calendar year under this Plan and all other stock option plans, within the meaning of Section 422 of the Code, of the Company shall not exceed One Hundred Thousand Dollars in U.S. funds (U.S.$100,000);

4.3

The Exercise Price for Shares under each ISO granted to a US Optionee pursuant to this Plan shall be not less than fair market value of such Shares at the time the Option is granted, as determined in good faith by the Board at such time (unless such ISO is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code);

4.4

If any US Optionee to whom an ISO is to be granted under the Plan at the time of the grant of such ISO is the owner of shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company, then the following special provisions shall be applicable to the ISO granted to such individual:

(a)	the Exercise Price (per Share) subject to such ISO shall not be less than one hundred ten percent (110%) of the fair market value of one Share at the time of grant; and

(b)	for the purposes of this section 4.4 only, the Exercise Period shall not exceed five (5) years from the date of grant;

4.5

No ISO may be granted hereunder to a US Optionee following the expiration of ten (10) years after the date on which this Plan is adopted by the Company or the date on which the Plan is approved by the shareholders of the Company, whichever is earlier;

4.6	No ISO granted to a US Optionee under the Plan shall become exercisable unless and until the Plan shall have been approved by the shareholders of the Company; and

4.7	No more than 1,286,527 Shares may be issued in the form of ISOs.

5. Amendment of Appendix

5.1

The Board shall retain the power and authority to amend or modify this Schedule “C” to the extent the Board in its sole discretion deems necessary or advisable to comply with any guidance issued under Section 409A. Such amendments may be made without Shareholder Approval, unless the Board determines such Shareholder Approval is required pursuant to applicable laws or Stock Exchange Rules, or the approval of any individual Optionee.

STOCK OPTION AGREEMENT

U.S. Optionees

This Stock Option Agreement (the “Option Agreement”) is entered into between Eupraxia Pharmaceuticals Inc. (the “Company”) and the Optionee named below pursuant to and on the terms and subject to the conditions of the Company’s Incentive Stock Option Plan (the “Plan”). The terms of the option (the “Option”), in addition to those terms set forth in the Plan, are as follows:

1.	Optionee: The Optionee is <Employee Name>.

2.

Number of Shares: The Optionee may purchase up to <number> shares of the Common Stock of the Company (the “Option Shares”) pursuant to the Option, as and to the extent that the Option vests and becomes exercisable as set forth in section 7 of the Option Agreement.

3.	Option Price: The exercise price is Cdn <Price> per Share (the “Option Price”).

4.	Date Option Granted: The Option was granted on <Date>,

5.	Term of Option: The Option terminates on <Date> (the “Expiry Date”). In no event shall the Option be exercisable after the expiration of 1O years from the date the Option is granted.

6.	Type of Option: ☒ Incentive Stock Option

☐  Non-Qualified Stock Option

7.

Vesting: The Option shall vest and become exercisable for the number of shares set forth below according to the following vesting schedule, subject to the Optionee’s maintenance of continuous status as a director, officer or Service Provider of the Company.

Insert Vesting Schedule

8.

Transfer of Option: This Option cannot be transferred, assigned or pledged voluntarily or involuntarily, except by will or the applicable laws of descent and distribution and shall be exercisable during the Optionee’s lifetime only by the Optionee.

9.

Purchase for Investment; Confidentiality: Shares purchased upon exercise of the Option have not been registered under the United States Securities Act of 1933, as amended, or any applicable securities acts, and in such event must be acquired solely for investment purposes and not for resale. Any such Shares cannot be sold or otherwise transferred unless they are subsequently registered or exemptions from registration are available. The Optionee hereby acknowledges that any oral or written non-public information regarding the Company that may be provided to the Optionee in connection with any exercise of the Option or in connection with the Optionee’s status as a shareholder after such exercise is confidential information of the Company, and the Optionee agrees to treat all such information as confidential and proprietary.

10.	Tax Consequences: At the time the Optionee exercises the Option or sells the underlying stock there may be certain tax consequences. You are counseled to seek tax advice in this regard.

11.

Inconsistency: The Option Agreement is subject to the terms and conditions of the Plan and, in the event of any inconsistency or contradiction between the terms of the Option Agreement and the Plan, the terms of the Plan shall govern.

By signing the Option Agreement, the Optionee acknowledges that the Optionee has read and understands the Plan and agrees to the terms and conditions of the Plan and the Option Agreement.

IN WITNESS WHEREOF, the parties hereto have executed the Option Agreement as of <Date>.

EUPRAXIA PHARMACEUTICALS INC.

By: <Employee Name> Optionee	By: <Employer Name> Title: <Title>